Exhibit 99.1
Sun New Media Appoints Seasoned Wall Street Executive as Independent Director
New York, NY- (PR Newswire) — December 5, 2006 – Sun New Media Inc. (OTCBB: SNMD), announced today that Walt Beach, Managing Director of Beach Investment Counsel, Inc. and Beach Investment Management LLC has joined Sun New Media’s Board of Directors and will serve as its Compensation Committee Chairman.
Mr. Beach is a skilled Wall Street executive with over fifteen years experience in financial management and analysis with U.S. public companies. He has worked as an economic analyst/consultant and investment manager across various economic sectors, including finance, media, real estate, and health care. His public company Board experience includes seats on the Boards of Bancorp Bank (NASDAQ TBBK) and Resource Capital Corp (NYSE RSO), where he serves both companies as Compensation Committee Chairman and financial expert of the Audit Committee.
“It is my privilege to welcome Walt to our Board of Directors with the responsibility of chairing our compensation committee and adding to our financial oversight. Walt is a seasoned Wall Street executive with in-depth financial wisdom and an acute understanding of what it takes for developing companies to succeed in the US public markets,” commented Dr. Bruno Wu, Executive Chairman and CEO of Sun New Media Inc. “Walt has an exceptional record of leading young companies through changing industry and market environments to success, and I am confident that he will prove a tremendous asset to us going forward.”
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. , These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
Contact
Thomas A. Schuler, Chief Financial Officer
Telephone: (212) 626-6744
Email: tom.schuler@sunnewmedia.net